Exhibit 99.1

February 12, 2020

Dear Fellow Shareholders:

We had a strong Q4, capping off the most successful year in the Company’s 20-year history. We have successfully transitioned the business from selling quarterly marketing campaigns to establishing ourselves as the leading provider of purchase intent data that IT vendors have integrated into their workflow to power their sales and marketing outreach. This transition has resulted in TechTarget enjoying record revenues, profits, margins and cash flow.

For Q419:

•	Revenue grew 13% to $35.9 million
•	Adjusted EBITDA grew 41% to $11.8 million
•	Adjusted EBITDA margin was 33% vs 26% in Q418
•	Priority Engine revenues grew 27%
•	Long term contracts represented 35% of revenue in Q419 up from 33% in Q418

For the full year 2019:

•	Revenue grew 10% to $134 million
•	2019 Adjusted EBITDA grew 39% to $41.9 million
•	Adjusted EBITDA margin was 31% in 2019 versus 25% in 2018
•	Gross margin was 76% for the year, same as last year.
•	Incremental EBITDA margin was 92% in 2019
•	Adjusted Free Cash flow was $32 million, representing 76% of Adjusted EBITDA

We have the opportunity to take advantage of our leadership position as our customers continue transitioning to data driven sales and marketing organizations. This megatrend is providing a tailwind that has allowed our growth to significantly outpace IT spending. There is a recent development in the industry that we believe provides us a new long-term competitive advantage. Google announced they will phase out the use of third party cookies. This benefits us because our purchase intent data is all first party derived from our owned and operated websites, so our data will not be affected by this change. Conversely, we believe that competitors who derive intent data from third party sources and programmatic advertising are going to be challenged. Our first party data will be a focus of our marketing messaging this year, starting with our new “Activity Matters” campaign.

With this large opportunity in front of us, we continue to aggressively invest in our product capabilities. Over the past year, we have made significant improvements to Priority Engine, including our most recent introduction, email alerts, for sales representatives. We have a robust product road map for 2020. Our focus going forward will be on ease of use, better measurement tools, and continuing to build out the sales use case through better integration with Salesforce. Eventually, we may create separate marketing and sales modules. Our focus on the sales use case helped us win over 200 new Priority Engine subscribers in 2019. This is significantly strengthening our business in two ways. The first is that 35% of our revenues in Q419 were derived from long term contracts. Our goal is to eventually exceed 50%. Secondly, our revenues are more diversified than ever. In Q419, 21% of our revenue came from the “Global 10” compared to 33% two years ago. Our introduction of Priority Engine Express, which is geared for smaller customers, should contribute to this growing customer diversification over the coming years.

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We feel that 2019 was a breakthrough year for the company and we have momentum going into 2020. Our 2020 priorities are to continue to improve our product offerings, have a successful launch of Priority Engine Express and to expand margins. Regarding capital allocation, we will continue with our share repurchase plan. In addition, we are seeing an increase in potentially attractive acquisition candidates. Our focus is on smaller companies that either have good content and audiences that we believe that we can monetize better or companies that can enhance our product offerings.

Traffic Update

Unpaid traffic represented 94% of overall traffic in the quarter. This is the most important traffic metric because it is one of the main reasons that we operate at 76% gross margin and have so much operating leverage in our model, unlike many internet businesses whose traffic acquisition costs increase linearly with revenue. Historically, we have welcomed Google algorithm changes because they have generally rewarded our high-quality content. However, Google’s November algorithm seemed to treat our registration-protected content and our base of older content differently, resulting in a 25% decline. We believe this is a technical SEO issue and we are testing some changes related to this and are optimistic we will see improvement over time.

It’s important to note that unlike many consumer internet models, the amount of our organic traffic is not directly correlated to our revenue, as evidenced by our Q4 2019 results. While traffic increases are preferable, future improvements in traffic would not directly increase our revenue. Our branding products are our revenue stream that is most directly correlated to website traffic. This represents approximately 15% of our overall revenue. Our strategy has always been premium pricing, which by design, results in unsold inventory, so we have not seen an impact in these revenues due to traffic.

The primary driver of our revenues are the “hyper-active” registered members who download vendor content or consume multiple content items while they are conducting research and due diligence on large purchases.  This base of users has remained consistent even after the most recent algorithm update, and our yield from this base of users remains strong – as an example, we generated more overall leads in Q4 2019 than any quarter in the past two years.  We will continue to require registration for premium content (even at the expense of overall traffic) because it helps us refresh this base of users and supports our revenue.

Competitively, we still have the largest and best content footprint in the enterprise IT market. According to data tracked by SEMRush, an independent research company, we remain the largest organic search traffic website in our competitive set by multiple measures.  Our content appears in over 16,000 results in Google’s “snippet” position at the top of organic results, is included in more than 40,000 top three organic results, and there are over 200,000 keywords for which our content is ranked on the first page of results.

Balance Sheet

The Company’s balance sheet remains very strong.  As of December 31, 2019, we had $57.5 million in cash and investments and $23.7 million of outstanding term loan debt.

Common Stock Repurchase Plan

In the quarter, we repurchased 94,125 shares of common stock at an average price of $24.86 for an aggregate purchase price of $2.3 million. There is approximately $14.8 million available under the $25 million repurchase program that we announced in November 2018.

2020 and Q1 Guidance

For Q1 2020, we expect revenues to be between $31.5 million and $32.5 million. We expect Adjusted EBITDA to be between $8.4 million and $9.2 million.

For 2020, we expect revenues to be between $146 and $148 million. We expect Adjusted EBITDA to be between $48 and $49 million.

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Summary

We feel that 2019 was a breakthrough year for the company and we are optimistic that we can use that momentum to carry us to even better results in 2020 and beyond.

Sincerely,

Michael Cotoia	Greg Strakosch
Chief Executive Officer	Executive Chairman

(C) 2020 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks, and IT Deal Alert, Priority Engine and Deal Data are trademarks of TechTarget. All other trademarks are the property of their respective owners.

Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 5:00 p.m. (Eastern Time) today (February 12, 2020). Supplemental financial information and this Letter to Shareholders will be posted to the Investor Relations section of our website.

NOTE: Our Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the Investor Relations section of our website at http://investor.techtarget.com. The conference call can also be heard via telephone by dialing 1-888-339-0724 (US callers), 1-412-902-4191 (International callers), or 1-855-669-9657 (Canadian callers).

For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning February 12, 2020 one (1) hour after the conference call through March 12, 2020 at 9:00 a.m. ET. To listen to the replay, US callers should dial 1-877-344-7529 and use the conference number 10138564. International callers should dial 1-412-317-0088 and also use the conference number 10138564. Canadian callers should dial 1-855-669-9658 and also use the conference number 10138564. The webcast replay will also be available on http://investor.techtarget.com during the same period.

Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of adjusted EBITDA, adjusted net income and adjusted net income per share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

“Adjusted EBITDA” means earnings before net interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to exclude stock-based compensation and other one-time charges, if any.

“Adjusted cash flow” means the change in operating cash less purchases of equipment and other capitalized assets and debt repayment.

“Adjusted net income” means net income adjusted for amortization, stock-based compensation, foreign exchange, interest on the term loan and one-time charges, if any, as further adjusted for the related income tax impact of the adjustments.

“Adjusted net income per share” means adjusted net income divided by adjusted weighted average diluted shares outstanding.

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These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of Adjusted EBITDA, adjusted net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe that Adjusted EBITDA, adjusted net income and adjusted net income per share provide relevant and useful information to enable us and investors to compare our operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, Adjusted EBITDA is used as one of the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors. Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business, including interest on the term loan. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward Looking Statements

Certain information included in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this Annual reporting that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding our intent, beliefs or current expectations and those of our management team. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Such statements may include those regarding our future financial results and other projections or measures of our future operating performance, including the drivers of such growth, profitability, and performance (including, in each case, any potential impact of product and service development efforts, GDPR, potential changes to customer relationships, and other operational decisions); expectations concerning market opportunities and our ability to capitalize on them; the amount and timing of the benefits expected from acquisitions, new strategies, products or services and other potential sources of additional revenue; and the behavior of our members, partners, and customers. These statements speak only as of the date of this Quarterly Report and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy laws, rules, and regulations; and other matters included in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2019. Actual results may differ materially from those contemplated by the forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstance

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TechTarget, Inc.

Consolidated Statements of Income and Comprehensive Income

(in 000’s, except per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

Revenue	$35,890	$31,820	$133,957	$121,333
Cost of revenues:	8,847	7,665	31,858	28,959
Gross profit	27,043	24,155	102,099	92,374
Operating expenses:
Selling and marketing(1)	13,586	12,526	52,462	47,779
Product development(1)	2,034	2,342	8,107	8,869
General and administrative(1)	4,836	3,893	14,088	14,557
Depreciation and amortization, excluding depreciation of $133, $0, $296, $0 included in cost of revenues	1,222	1,144	4,703	4,548
Total operating expenses	21,678	19,905	79,360	75,753
Operating income	5,365	4,250	22,739	16,621
Interest (expense) income and other (expense) income, net	108	(572)	(691)	(1,778)
Income before provision for income taxes	5,473	3,678	22,048	14,843
Provision for income taxes	1,390	1,006	5,173	1,888
Net income	$4,083	$2,672	$16,875	$12,955
'Other comprehensive (loss) income, net of tax:
Unrealized gain on investments (net of tax (provision) of $0,$(3) $0 and $(11)	-	(2)	-	15
Foreign currency translation adjustments	147	46	(104)	(295)
'Other comprehensive (loss) income	147	44	(104)	(280)
Comprehensive income	$4,230	$2,716	$16,771	$12,675

Net income per common share:
Basic	$0.15	$0.10	$0.61	$0.47
Diluted	$0.14	$0.09	$0.60	$0.45
Weighted average common shares outstanding:
Basic	28,140	28,071	27,873	27,738
Diluted	28,479	28,543	28,312	28,653

(1) Amounts include stock-based compensation expense as follows:

Cost of online revenues	$66	$45	$210	$159
Selling and marketing	2,369	1,636	8,936	4,899
Product development	116	87	408	200
General and administrative	2,512	1,201	4,663	3,855

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TechTarget, Inc.

Consolidated Balance Sheets

(in 000’s , except share and per share data)

	December 31,
	2019	2018
Assets	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$52,487	$34,673
Short-term investments	5,012	500
Accounts receivable, net of allowance for doubtful accounts of $1,899 and $2,099, respectively	27,102	30,042
Prepaid taxes	1,017	1,834
Prepaid expenses and other current assets	1,813	3,069
Total current assets	87,431	70,118
Property and equipment, net	12,371	10,901
Goodwill	93,639	93,687
Intangible assets, net	710	849
Operating lease assets with right-of-use	26,385	—
Deferred tax assets	136	55
Other assets	936	853
Total assets	$221,608	$176,463
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,036	$1,871
Current operating lease liability	2,571	—
Current portion of term loan	1,241	1,241
Accrued expenses and other current liabilities	2,476	3,260
Accrued compensation expenses	3,679	2,432
Income taxes payable	65	176
Contract liabilities	4,335	5,573
Total current liabilities	16,403	14,553
Non-current operating lease liability	28,170	—
Long-term portion of term loan	22,473	23,714
Deferred rent	—	4,949
Deferred tax liabilities	1,611	662
Total liabilities	68,657	43,878
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 54,903,824 and 54,117,325 shares issued, respectively; 28,142,519 and 27,791,045 shares outstanding, respectively	55	54
Treasury stock, at cost; 26,761,305 and 26,326,280 shares, respectively	(184,972)	(177,905)
Additional paid-in capital	317,675	307,014
Accumulated other comprehensive (loss)	(319)	(215)
Retained earnings	20,512	3,637
Total stockholders’ equity	152,951	132,585
Total liabilities and stockholders’ equity	$221,608	$176,463

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TechTarget, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(in 000’s)

	Three Months Ended December 31,		Years Ended December 31,
	(Unaudited)		(Unaudited)
	2019	2018	2019	2018
Net income	$4,083	$2,672	$16,875	$12,955
Interest (income) expense and other (income) expense, net	(108)	572	691	1,778
Provision for income taxes	1,390	1,006	5,173	1,888
Depreciation and amortization	1,355	1,144	4,999	4,548
EBITDA	6,720	5,394	27,738	21,169
Stock-based compensation expense	5,063	2,969	14,217	9,113
Adjusted EBITDA	$11,783	$8,363	$41,955	$30,282

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TECHTARGET, INC.

Reconciliation of Net Income to Adjusted Net Income and

Net Income per Diluted Share to Adjusted Net Income per Diluted Share

(in 000’s, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	(Unaudited)		(Unaudited)
	2019	2018	2019	2018
Net income	$4,083	$2,672	$16,875	$12,955
Provision for income taxes	1,390	1,006	5,173	1,888
Net income before taxes	5,473	3,678	22,048	14,843
Amortization of intangible assets	33	37	131	128
Stock-based compensation expense	5,063	2,969	14,217	9,113
Foreign exchange (gain) loss and interest on term loan	(16)	632	875	1,978
Adjusted income tax provision (1)	(2,849)	(2,154)	(9,407)	(6,636)
Adjusted net income	$7,704	$5,162	$27,864	$19,426

Net income per diluted share	$0.14	$0.09	$0.60	$0.45
Weighted average diluted shares outstanding (2)	28,479	28,543	28,312	28,653

Adjusted net income per diluted share	$0.27	$0.18	$0.98	$0.68
Adjusted weighted average diluted shares outstanding (2)	28,479	28,543	28,312	28,653

(1)	Adjusted income tax provision was calculated using an adjusted effective tax rate, excluding discrete items, for each respective period.
(2)

Weighted average diluted shares outstanding and Adjusted weighted average diluted shares outstanding for the three and twelve months ended December 31, 2019, includes 0.3 million shares and 0.4 million shares related to unvested stock awards calculated using the treasury method. Weighted average diluted shares outstanding and Adjusted weighted average diluted shares outstanding for the three and twelve months December 31, 2018 includes 0.5 million and 0.9 million shares related to unvested stock awards calculated using the treasury method.

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TECHTARGET, INC.

Financial Guidance for the Three Months Ended March 31, 2020

(in 000’s)

	Three Months Ended March 31, 2020
	(Unaudited)
	Range
Total Revenues	$31,500	$32,500

Adjusted EBITDA	8,400	9,200
Depreciation, amortization and stock-based compensation	4,700	4,700
Interest and other expense, net	200	200
Provision for income taxes	900	1,100
Net income	$2,600	$3,200

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